Customers Bancorp
701 Reading Avenue
West Reading, PA 19611

Contacts:
Carla Leibold, CFO 484-923-8802
Sam Sidhu, President 484-744-8985

Customers Bancorp Announces Full Redemptions of its Series C Preferred Stock and Series D Preferred Stock

West Reading, PA August 11, 2021 - Customers Bancorp, Inc. (NYSE: CUBI) announced today that on September 15, 2021, it will redeem all 2,300,000 shares (the “Redeemed Series C Preferred Shares”) of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C (ticker “CUBIPrC”) (the “Series C Preferred Stock”). The redemption price will be equal to $25 per Redeemed Series C Preferred Share. After giving effect to the redemption, no shares of the Series C Preferred Stock will remain outstanding.

Customers Bancorp also announced that on September 15, 2021, it will redeem all 1,000,000 shares (the “Redeemed Series D Preferred Shares”) of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D (ticker “CUBIPrD”) (the “Series D Preferred Stock”). The redemption price will be equal to $25 per Redeemed Series D Preferred Share. After giving effect to the redemption, no shares of the Series D Preferred Stock will remain outstanding.

Because the redemption date is also a dividend payment date for the Series C Preferred Stock and the Series D Preferred Stock, the redemption prices noted herein do not include declared and unpaid dividends. Regular quarterly dividends will be paid separately in the customary manner on September 15, 2021 to holders of record on the close of business on August 31, 2021.

“We announced a planned redemption of preferred stock during our recent earnings call as step one in a multiphase strategy to increase shareholder value,” said Jay Sidhu, executive chairman and CEO of Customers Bancorp, Inc.

Computershare Trust Company, N.A. (“Computershare”) is the paying agent for the Redeemed Series C Preferred Shares and the Redeemed Series D Preferred Shares. The paying agent’s address is Computershare Trust Company, Attn: Corporate Actions, 150 Royall Street, Canton, MA 02021. Questions relating to the notice of redemption and related materials should be directed to Computershare via telephone at 1-800-546-5141.

About Customers Bancorp, Inc.

Customers Bancorp, Inc. (NYSE:CUBI) is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank, a full-service bank with $19.6 billion in assets at June 30, 2021. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches.